EXHIBIT 99.d.2.ii

THE UBS FUNDS, ON BEHALF OF ITS SERIES, UBS GLOBAL BOND FUND

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NUMBER TWO

THIS AMENDMENT is made this 2nd day of June, 2006, by and between The UBS Funds, a Delaware statutory trust (the “Fund”), and UBS Global Asset Management (Americas) Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Fund and the Advisor have previously entered into an Investment Advisory Agreement, dated July 1, 2002 (the “Advisory Agreement”), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS Global Bond Fund series;

WHEREAS, the Fund and the Advisor amended the Advisory Agreement pursuant to a written amendment dated July 1, 2004 (“Amendment Number One”), which amendment reduced the compensation of the Advisor; and

WHEREAS, the Advisor and the Fund have decided to amend the Advisory Agreement to reduce compensation of the Advisor as provided in Section 3 of such Advisory Agreement;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Section 3 of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:

3. Compensation to the Advisor. For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement, the Series shall pay to the Advisor within five business days after the end of each calendar month, a monthly fee equal to a  percentage of the Series’ average daily net assets for the  month in accordance with the following fee schedule:

Assets Under Management	Fee
$0 - $1.5 billion	0.65%
On the next	$1.5 billion - $2 billion 0.60%
Above $2 billion	0.55%

In the event of termination of this Agreement, the fee provided in this Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

2. The effective date of this Amendment shall be July 1, 2006.

3. The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed this 2nd day of June, 2006.

THE UBS FUNDS		THE UBS FUNDS

By:	/s/ Joseph J. Allessie	By:	/s/ Joseph Malone
Name: Joseph J. Allessie		Name: Joseph Malone
Title: Vice President and Assistant		Title:	Treasurer and Principal
Secretary			Accounting Officer

UBS GLOBAL ASSET		UBS GLOBAL ASSET
MANAGEMENT (AMERICAS) INC.		MANAGEMENT (AMERICAS) INC.

By:	/s/ John Moore	By:	/s/ Mark F. Kemper
Name: John Moore		Name: Mark F. Kemper
Title: Managing Director		Title: Managing Director and Secretary